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                                                                      EXHIBIT 12

                           SONAT INC. AND SUBSIDIARIES

                        COMPUTATION OF RATIOS OF EARNINGS
                   FROM CONTINUING OPERATIONS TO FIXED CHARGES
                              TOTAL ENTERPRISE (a)

                                                                       Years Ended December 31,
                                                 --------------------------------------------------------------------
                                                   1997           1996           1995           1994           1993
                                                 --------       --------       --------       --------       --------
                                                                            (In Thousands)
Earnings from Continuing Operations:
    Income before income taxes                   $122,849       $351,302       $300,373       $144,423       $354,325
    Fixed charges (see computation below)         168,981        162,291        174,634        133,902        130,670
    Less allowance for interest capitalized        (7,447)        (7,642)        (8,072)        (7,736)        (4,329)
                                                 --------       --------       --------       --------       --------

Total Earnings Available for Fixed Charges       $284,383       $505,951       $466,935       $270,589       $480,666
                                                 ========       ========       ========       ========       ========


Fixed Charges:
    Interest expense before deducting
       interest capitalized                      $160,829       $154,769       $167,068       $126,193       $123,619
    Rentals(b)                                      8,152          7,522          7,566          7,709          7,051
                                                 --------       --------       --------       --------       --------

                                                 $168,981       $162,291       $174,634       $133,902       $130,670
                                                 ========       ========       ========       ========       ========


Ratio of Earnings to Fixed Charges                    1.7            3.1            2.7            2.0            3.7
                                                 ========       ========       ========       ========       ========

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(a)      Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and unconsolidated affiliates.